Exhibit 99.1

Investor Contact: Robert C. Caller	Media Contact: Laura Olson-Reyes
(702) 584-7982	(702) 584-7742
rcaller@ballytech.com	lolson-reyes@ballytech.com

U.S. District Court for District of Nevada States Intent to
Grant Summary Judgment Motions in IGT Wheel, Bally
iVIEW™ Patent Infringement Litigation

LAS VEGAS, October 15, 2008 – Bally Technologies, Inc. (NYSE: BYI) issues this press release in response to numerous inquiries and market activity following this morning’s hearing in a key patent-infringement case pending in the U.S. District Court for the District of Nevada.

The presiding judge in the case (Docket No. 04-1676) stated in open court that he intends to issue a written order declaring that the asserted wheel patents held by International Game Technology (NYSE: IGT) are invalid. This order would reject IGT’s claims that Bally’s wheel-based games infringe on patents held by IGT.

The Court also stated that it would issue a written order invalidating certain claims of IGT’s player-tracking patents at issue in the case, and that Bally’s iVIEW™ display does not infringe certain claims. Other player-tracking claims may remain at issue, depending on the language of the forthcoming written order.

The Court reiterated that Bally’s antitrust claim against IGT could proceed to trial, and scheduled a hearing on October 22, 2008 to address the parties’ intentions regarding the remaining claims.

This information is subject to the issuance of the Court’s written order. The Company will issue a more definitive announcement once it receives the Court’s written order.

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives, and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. For more information, please contact Laura Olson-Reyes, Director of Corporate Communications, at 702-584-7742, or visit http://www.ballytech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

– BALLY TECHNOLOGIES, INC. –